Exhibit 99.1

FOR IMMEDIATE RELEASE

Bsquare Renews Microsoft Embedded OEM Distribution Agreement

Bellevue, WA – June 29, 2012 – BSQUARE Corporation (NASDAQ: BSQR), a leading enabler of smart, connected devices and Microsoft Embedded Distributor of the Year for 2011, today announced the renewal of the Company’s Original Equipment Manufacturer (OEM) distribution agreement with Microsoft Corporation. Under this agreement, Bsquare will provide OEMs with licenses for Microsoft Windows Embedded products including Windows Embedded Standard 7, Windows Embedded Compact 7, Windows Embedded Server and vertical specific operating systems such as POSReady 7.

The agreement, which is effective for the period July 1, 2012 to June 30, 2013, renews the Bsquare Microsoft distribution relationship for the 14th year and allows Bsquare to distribute the complete line of Microsoft Windows Embedded operating systems within the United States, Canada, Mexico and the Caribbean. Bsquare also distributes the entire Microsoft Windows Embedded portfolio in the United Kingdom and Germany.

Bsquare customers will benefit from continued access to Windows Embedded licensing as well as access to Bsquare expertise and guidance on selecting the best licensing options for the needs of their embedded device. Bsquare licensing services are complemented by the Company’s professional services, software development, quality management and support services.

“As a Microsoft Embedded licensing partner, Bsquare helps OEMs, ODMs and enterprises ensure that they have the right combination of embedded products necessary for these companies to get their products to market faster, with less risk,” said Scott Caldwell, Vice President of Sales, Third Party Licensing for Bsquare. “Microsoft Embedded presents a growth opportunity that Bsquare looks forward to supporting this year and beyond.”

For more information about Bsquare licensing solutions see http://www.bsquare.com/microsoft-windows-embedded-licensing.aspx. The Company also has two on-demand videos available that explain the benefits of the Embedded Channel (http://www.bsquare.com/data/sites/1/htmlfragments/Video-Growing.htm) and detail how to get started with Microsoft Embedded licensing (http://www.bsquare.com/data/sites/1/htmlfragments/Video-GetStarted.htm).

About BSQUARE Corporation

Bsquare, a global leader in embedded solutions, applies experience and expertise on leading platforms to create new connections with customers, new business models and to enable new ways of working and communicating. Bsquare serves customers by forging connections among the partners, people, tools, and technology needed to create smart connected devices. For more information, visit www.bsquare.com.

Bsquare Contact:	Investors Contact:
Diana Hoffman	Brett Maas
BSQUARE Corporation	Hayden IR
+1 425.519.5273	+ 1 646.536.7331
dianah@bsquare.com	Brett@haydenir.com

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110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999

BSQUARE is a registered trademark of BSQUARE Corporation. All other product and company names herein may be trademarks of their respective owners.

110 110th Ave. NE., Suite 200, Bellevue, Washington 98004 Toll Free: 888.820.4500 Main: +1 425.519.5900 Fax: +1 425.519.5999